Exhibit 10.2

RESTRICTED INCENTIVE UNIT AGREEMENT

THIS RESTRICTED INCENTIVE UNIT AGREEMENT (this “Agreement”) is entered into by and between Crosstex Energy GP, LLC, a Delaware limited liability company (the “Company”), and             (“Participant”) as of the Grant Date.

WITNESSETH:

WHEREAS, the Crosstex Energy GP, LLC Amended and Restated Long-Term Incentive Plan (As Amended and Restated on May 9, 2013) (the “Plan”) was adopted by the Company for the benefit of certain employees of the Company or its Affiliates (as defined in the Plan) and non-employee directors of the Company;

WHEREAS, the Committee (as defined in the Plan) is responsible for granting Awards (as defined in the Plan) pursuant to the Plan; and

WHEREAS, Participant is eligible to participate in the Plan and the Committee has authorized the grant to Participant of the Subject Award (as defined in Section 2 of this Agreement) in respect of common units representing limited partner interests (“Units”) of Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Participant hereby agree as follows:

1.             Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

“Cause” means (i) Participant has failed to perform the duties assigned to him and such failure has continued for 30 days following delivery by the Company of written notice to Participant of such failure, (ii) Participant has been convicted of a felony or misdemeanor involving moral turpitude, (iii) Participant has engaged in acts or omissions against the Company constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, (iv) Participant has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the Company, or (v) Participant has breached any obligation under this Agreement.

“Good Reason” means any of the following: (i) a reduction in Participant’s base annual salary; (ii) a material adverse change in Participant’s authority, duties or responsibilities; or (iii) the Company requires Participant to move his or her principal place of employment to a location that is 30 or more miles from his or her current place of employment and the new location is farther from his or her primary residence.  For purposes of this definition, no act or failure to act on the Company’s part shall be considered a “Good Reason” unless (x) Participant has given the Company written notice of such act or failure to act within 30 days thereof, (y) the Company fails to remedy such act or failure to act within 30 days of its receipt of such notice, and (z) Participant terminates his or her employment with the Company within 60 days following the Company’s receipt of written notice.

“Grant Date” means     .

“Prorated Amount” means a number equal to the total number of outstanding Restricted Incentive Units granted hereunder multiplied by a fraction (i) the numerator of which is the number of days that elapse from the Vesting Commencement Date to the date of the Qualifying Termination and (ii)

the denominator of which is the full number of days beginning on the Vesting Commencement Date and ending at the conclusion of the Restricted Period (as defined below).

“Qualifying Termination” means Participant’s employment or service with the Company or its Affiliates is terminated due to (i) Participant’s retirement with the approval of the Committee on or after reaching age 60, (ii) an involuntary termination of Participant by the Company for reasons other than Cause, or (iii) a termination by Participant for Good Reason.

“Restricted Incentive Unit” means a unit granted hereunder as part of the Subject Award described in Section 2 of this Agreement, which, subject to the restrictions and forfeiture conditions described herein, evidences the right to receive one Unit.

“Vested Units” means the Units which shall be delivered to Participant upon the vesting of the Restricted Incentive Units pursuant to Section 3 of this Agreement.

“Vesting Commencement Date” means     .

2.             Restricted Incentive Unit Award.  On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to Participant, and Participant hereby accepts, an award of                    Restricted Incentive Units (the “Subject Award”).  The Restricted Incentive Units granted hereunder shall be evidenced by the Committee in a book entry or in such other manner as the Committee may determine.

3.             Vesting/Forfeiture.  At the time of vesting of any Restricted Incentive Units, as described in this Section 3, such Restricted Incentive Units shall be converted into Participant’s right to receive delivery of such number of Vested Units that shall be equal to the number of Restricted Incentive Units that became vested at such time.

(a)           The Restricted Incentive Units shall be subject to a restricted period that shall commence on the Grant Date and terminate on the third anniversary of the Vesting Commencement Date, if Participant is in the continuous service of the Company or its Affiliates until such vesting date (such period herein called the “Restricted Period”).

(b)           The Restricted Incentive Units shall be forfeited to the Company at no cost to the Company if Participant’s employment or service with the Company or its Affiliates terminates prior to the termination of the Restricted Period applicable to such Restricted Incentive Units; provided, however, (i) in the event a Qualifying Termination occurs during the Restricted Period, a Prorated Amount of the Restricted Incentive Units shall become fully vested and the Restricted Period shall terminate, and (ii) in the event Participant dies, Participant becomes disabled and qualified to receive benefits under the Company’s long-term disability plan, or a Change in Control occurs during the Restricted Period, the Restricted Incentive Units shall become fully vested and the Restricted Period shall terminate.  Notwithstanding the foregoing, to the extent the Subject Award is subject to Section 409A, Vested Units shall not be delivered when Participant becomes disabled and qualified to receive benefits under the Company’s long-term disability plan unless Participant incurs a “disability” within the meaning of Treas. Reg. Section 1.409A-3(i)(4).

(c)           Upon the termination of the Restricted Period applicable to the Restricted Incentive Units, the restrictions applicable to the Restricted Incentive Units that have not theretofore been forfeited shall terminate and such unforfeited Restricted Incentive Units shall be vested for purposes of this Agreement.  As soon as practicable thereafter, the certificate(s) representing the number of Vested Units that are issuable with respect to the vested Restricted Incentive Units, together with any distributions with respect to such Restricted Incentive Units then being held by the Company pursuant to the provisions of this Agreement, if any, shall be delivered, free of all such restrictions, to Participant or Participant’s beneficiary or estate, as the case may be, it being understood that the delivery of such certificate(s) shall constitute delivery of such Vested Units for purposes of this Agreement.  Notwithstanding anything contained herein to the contrary, in no event shall such Vested Units be delivered to Participant later than (i) the end of the calendar year in which vesting occurs, or, if later, (ii) the 15th day of the third calendar month following the date on which vesting occurs.

(d)           Notwithstanding anything contained herein to the contrary, the Committee shall have the right to cancel all or any portion of any outstanding restrictions prior to the termination of such restrictions with respect to any or all of the Restricted Incentive Units on such terms and conditions as the Committee may, in writing, deem appropriate.

(e)           Notwithstanding anything contained herein to the contrary, in no event shall Participant have any right to vote any Restricted Incentive Units or to exercise any other rights, powers and privileges of a holder of the Units with respect to such Restricted Incentive Units until such time that (i) the Restriction Period applicable to such Restricted Incentive Units or a portion thereof shall have expired (and all other vesting requirements with respect thereto have been fulfilled), (ii) such Restricted Incentive Units are converted into the right to receive Vested Units and (iii) such Vested Units are delivered to Participant.

4.             DER Grant.  Subject to the following, the Subject Award granted hereunder includes a tandem award of a number of DERs equal to the number of Restricted Incentive Units subject to such Subject Award.  Each DER shall entitle Participant to receive cash payments equal to the cash distributions made by the Partnership (on a per Unit basis) with respect to its outstanding Units generally (“General Distribution”); provided that, no such cash payments shall be payable to or on behalf of Participant with respect to record dates before the Grant Date, or with respect to any record date (or date of a General Distribution) occurring after the Grant Date on which Participant has forfeited the Restricted Incentive Units pursuant to the terms of this Agreement or the Plan; provided further that, in no event shall such cash payments be paid to Participant later than (i) the end of the calendar year in which a General Distribution occurs, or, if later, (ii) the 15th day of the third calendar month following the date on which such General Distribution occurs.  The DERs shall lapse on the earlier of (x) the date on which the Restricted Incentive Units are forfeited or (y) the termination of the Restricted Period.

5.             Taxes.

(a)           PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY OR ITS AFFILIATES FOR ANY TAX ADVICE IN CONNECTION WITH THE RESTRICTED INCENTIVE UNITS.

(b)           (i)  Participant shall pay to the Company or its Affiliates, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to (x) payments received due to the grant of DERs, and (y) the termination of restrictions with respect to the Restricted Incentive Units (in which case arrangements will be made no later than the date of the termination of the restrictions).

(ii)  Participant shall, to the extent permitted by law, have the right to deliver to the Company or its Affiliates Vested Units to which Participant shall be entitled upon the vesting of the Restricted Incentive Units (or other unrestricted Units owned by Participant), valued at the fair market value of such Vested Units at the time of such delivery to the Company or its Affiliates, to satisfy the obligation of Participant under Section 5(b)(i) of this Agreement.

(iii)  Any provision of this Agreement to the contrary notwithstanding, if Participant does not otherwise satisfy the obligation of Participant under Section 5(b)(i) of this Agreement, then the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due from the Company or its Affiliates to or with respect to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the grant of DERs or the Restricted Incentive Units (with respect to which the restrictions set forth herein have terminated).

6.                                      Non-Assignability.  The Subject Award is not assignable or transferable by Participant and unless and until the Vested Units are delivered to Participant upon vesting, the Restricted Incentive Units (and any right to receive Vested Units) shall not be assigned, alienated, pledged, attached sold or otherwise transferred or encumbered by Participant in any manner.

7.                                      Legend.  In the event Vested Units are delivered to Participant in connection with the vesting any of the Restricted Incentive Units granted hereunder, the Committee, in its discretion, may cause the certificate(s) representing such Vested Units to bear an appropriate legend referring any conditions and/or restrictions with respect to such Vested Units.

8.                                      Entirety and Modification.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, between such parties relating to such subject matter.  Subject to Section 7(b) of the Plan, no modification, alteration, amendment or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

9.                                      Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible, and such provision shall be deemed inoperative to the extent it is unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

10.                               Gender.  Words used in this Agreement which refer to Participant and denote the male gender shall also be deemed to include the female gender or the neuter gender when appropriate.

11.                               Employment or Service.  Nothing in this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or its Affiliates, nor shall this Agreement interfere in any manner with the right of the Company or its Affiliates to terminate the employment or service of Participant with or without Cause at any time.

12.                               Incorporation of Plan Provisions.  This Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein.  In the event that any provision of this Agreement conflicts with the Plan, the provisions of the Plan shall control.  Participant acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon Participant.

13.                               Headings.  The headings of the various sections and subsections of this Agreement have been inserted for convenient reference only and shall not be construed to enlarge, diminish or otherwise change the express provisions hereof.

14.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

15.                               Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

CROSSTEX ENERGY GP, LLC

Barry E. Davis
President and Chief Executive Officer

PARTICIPANT:

Name:

YOU MUST ACCEPT THIS GRANT AND THE TERMS OF THIS AGREEMENT IN ORDER TO RECEIVE IT. TO ACCEPT THIS GRANT, COMPLETE THE GRANT ACCEPTANCE FORM AT THE WEBSITE OF UBS: (www.ubs.com/onesource/XTEX)